                                  EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                               SARNIA CORPORATION


                                    I.  NAME

         The name of the corporation (hereinafter, the "Corporation") is "Sarnia Corporation."

                  II.  AMENDMENTS TO ARTICLES OF INCORPORATION

         A. The third paragraph of Article Fifth paragraph (C) Section 2(a), Computation of Cumulative Dividends, is hereby amended to read in its entirety as follows:

                          Such dividends on the Series A Preferred Stock shall
                 be cumulative so that if such dividends with respect to any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the common stock. Payment to the holders of Series A Preferred Stock for any deficiency in the payment of dividends shall be applied to all accrued and unpaid dividends such that those dividends most in arrears shall be paid first. Upon any conversion of the Series A Preferred Stock under Section 5 hereof, all such accrued and unpaid dividends to and until the date of such conversion shall become due and payable and shall be paid upon delivery of shares of common stock to the holder of the shares of Series A Preferred Stock being converted under Section 5.

         B. Article Fifth paragraph (C) Section 5(c), Conversion Price is hereby amended to correct the language thereof and restated in its entirety to read as follows:

                 (c) Conversion Price. The initial "Conversion Price" will be $0.40 per share. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price will be subject to adjustment from time to time as set forth in this Section 5; provided, however, that there will be no adjustment of the Conversion Price as a result of (i) issuances or deemed issuances of Common Stock for incentive or compensatory purposes to directors, officers and employees of, and consultants to, the Corporation and its subsidiaries which are from time to time approved by the Board of Directors, including, without limitation, grants of stock options and the issuance of common stock upon the exercise thereof ("Compensatory Stock"), or (ii) issuances or deemed issuances of Common Stock upon exercise or conversion, as the case may be, of warrants issued in connection with any debt of the corporation or the Series A Preferred Stock ("Converted Stock", and together with Compensatory Stock, the "Excluded Stock"). Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 in such price; provided, however, that any adjustment which by reason of this sentence is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         C. Article Fifth paragraph (C) Section 6(d), Surrender of Certificates, is hereby amended to clarify the terms thereof and restated in its entirety to read as follows:

                 (d) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the redemption notice received from the Corporation and, on the date of such surrender, the Series A Redemption Price for such shares as set forth in this
                 Section 6 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate(s) shall be cancelled and retired.

         D. The foregoing amendments were adopted by the Board of Directors of the Corporation on February 8, 1996. In reliance on Article Fifth paragraph (B) of the Articles of Incorporation and Section 639 of the Virginia Stock Corporation Act, such amendments were appropriately adopted by the Board of Directors and shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by its duly authorized officers on the 8th day of February, 1996.


                                        SARNIA CORPORATION

                                        By:  /S/ Charles I. Judkins, Jr.
                                           ---------------------------------
                                        Name: Charles I. Judkins, Jr.
                                        Title: President




[CORPORATE SEAL]

ATTEST:   /S/ Pamela J. John
       ---------------------------
Secretary

                                  EXHIBIT 3.1

                            ARTICLES OF AMENDMENT TO
                           ARTICLES OF INCORPORATION
                             OF SARNIA CORPORATION


                                    I.  NAME


         The name of the corporation (hereinafter the "Corporation") is "Sarnia Corporation."


                  II.  AMENDMENT TO ARTICLES OF INCORPORATION


         The first sentence of Article Fifth, paragraph (C), Section 2(a) of the Corporation's Articles of Incorporation is hereby amended to correct a reference therein and shall read in its entirety as follows:

         The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive preferential cumulative dividends accruing, whether or not earned or whether or not paid, at the annual rate of $2.625 per share in the case of Series A Preferred Stock, payable in arrears on the first day of March, June, September and December of each year.


                      III.  APPROVAL OF BOARD OF DIRECTORS


         The foregoing amendment was adopted by the Board of Directors of the Corporation on May 9, 1996. In reliance on Article Fifth, Paragraph (B) of the Articles of Incorporation and Section 639 of the Virginia Stock Corporation Act, such amendment was appropriately adopted by the Board of Directors and shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by its duly authorized officers on the 9th day of May, 1996.

                                        SARNIA CORPORATION

                                        By:  /S/ Charles I. Judkins, Jr.
                                           --------------------------------
                                        Name:   Charles I. Judkins, Jr.

                                        Title:  President


[CORPORATE SEAL]

Attest:

  /S/ Pamela J. John
- - ------------------------
Secretary

                        RESOLUTIONS TO BE ADOPTED BY THE
                    BOARD OF DIRECTORS OF SARNIA CORPORATION


         WHEREAS, on September 7, 1995, the Board of Directors of Sarnia Corporation ("the Corporation") adopted an Amendment to the Articles of Incorporation of the Corporation to add Paragraph (C) to Article Fifth thereof, to set the rights, preferences and privileges of a Class of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), subject to certain approvals by the shareholders of the Corporation, and, following receipt of such approvals, the Board of Directors ratified such amendment to the Articles of Incorporation on November 16, 1995;

         WHEREAS, the Board of Directors has determined that an incorrect reference was made in Section 2(a) of Paragraph (C) in connection with the description of the days on which dividends would be payable on the Series A Preferred Stock; and

         WHEREAS, to correct Section 2(a) to change the dividend payment date from the first day of October to the first day of September of each year to comply with the intent of the Corporation that dividends would be payable quarterly, the Board of Directors wishes to amend Paragraph (C) of Article Fifth as set forth herein:

         NOW, THEREFORE, BE IT RESOLVED, that the first sentence of Article Fifth, Paragraph (C), Section 2(a) be, and it is hereby, amended to read in its entirety as follows:

         The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive preferential cumulative dividends accruing, whether or not earned and whether or not paid, as the annual rate of $2.625 per share in the case of Series A Preferred Stock, payable in arrears on the first day of March, June, September and December of each year.

         FURTHER RESOLVED, that the appropriate officers of the Corporation be, and they are hereby, authorized, empowered and directed to take any and all such actions as they deem necessary and appropriate to carry out the purposes and intention of the foregoing resolutions.

                                  EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                               SARNIA CORPORATION


                                    I.  NAME

         The name of the corporation (hereinafter, the "Corporation") is "Sarnia Corporation".

                         II.  AMENDMENT BY SHAREHOLDERS

         A. ARTICLE FIFTH of the Articles of Incorporation of the Corporation shall be amended to read as follows:

         FIFTH: (A) The Corporation shall have the authority to issue an aggregate of Twenty-One Million (21,000,000) shares of capital stock, of which Twenty Million (20,000,000) shares shall be common stock, no par value per share, and One Million (1,000,000) shares shall be preferred stock, $25.00 par value per share.

         (B) Shares of preferred stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to establish series of preferred stock, to establish the number of shares to be included in each such series and to fix the preferences, limitations and relative, participating, optional, conversion and other special rights and qualifications, limitations or restrictions, of each such series.

         B. The foregoing amendment was duly adopted by the shareholders of the Corporation on November 16, 1995.

         C. The foregoing amendment was proposed by the Board of Directors of the Corporation to the Corporation's shareholders in accordance with the provisions of the Virginia Stock Corporation Act. On the date of the adoption of the amendment by the shareholders of the Corporation, there were 4,572,545 shares of common stock of said Corporation outstanding and entitled to vote, constituting the only class of stock outstanding, and the amendment to Article Fifth to insert paragraph (A) was approved by the affirmative vote of the holders of 4,063,960 shares, which number was sufficient for approval of this amendment, and the amendment of Article Fifth to insert paragraph (B) was approved by the affirmative vote of the holders of 3,115,142 shares, which number was sufficient for approval of this amendment.

                     III.  AMENDMENT BY BOARD OF DIRECTORS

         A. Following approval by the shareholders on November 16, 1995 of the amendments described above, the Board of Directors of the Corporation, acting upon the authority granted by Article Fifth (B) of the Articles of Incorporation, as amended, adopted an amendment to the Articles of Incorporation of the Corporation to provide for the addition of paragraph (C) to Article Fifth to read in its entirety as follows:

         "FIFTH: (C) 1.   Designation.  A total of 30,000 shares of the
         Corporation's preferred stock shall be designated the "Series A Cumulative Convertible Preferred Stock" (the "Series A Preferred Stock"). As used herein, the term "Preferred Stock" used without reference to the Series A Preferred Stock means the shares of Series A Preferred Stock and all other shares of Series Preferred Stock of the Corporation issued, authorized and designated from time to time by a resolution or resolutions of the Board of Directors, share for share alike without distinction as to class, except as otherwise expressly provided for in this Article Fifth or as the context otherwise requires.

         2.      Dividends.

                 (a) Computation of Cumulative Dividends. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive preferential cumulative dividends accruing, whether or not earned and whether or not paid, at the annual rate of $2.625 per share in the case of Series A Preferred Stock, payable in arrears on the first day of March, June, October and December of each year. Such dividends shall accrue from day-to-day on each share of Series A Preferred Stock beginning on the date of original issue, whether or not earned or declared, until paid upon the schedule set forth above when and as declared by the Corporation's Board of Directors and to the extent permitted under the Virginia Stock Corporation Act.

                          All numbers relating to calculation of cumulative
                 dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock to preserve the dollar amount of dividends payable per initial share of Series A Preferred Stock.

                          Such dividends on the Series A Preferred Stock shall
                 be cumulative so that if such dividends with respect to any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for payment thereof set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the common stock. Upon any conversion of the Series A Preferred Stock under Section 5 hereof, all such accrued and unpaid dividends to and until the date of such conversion shall be forfeited and shall not be due and payable.

                          If at any time the Corporation pays less than the
                 total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed ratably among the holders of Series A Preferred Stock on the basis of the amount of accrued and unpaid dividends with respect to the shares of Series A Preferred Stock owned by each such holder.

                 (b) Restrictions on Distributions. Unless all accrued dividends on each share of the Series A Preferred Stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, no dividend shall be paid or declared, and no distribution shall be made, on any common stock (other than a stock dividend on common stock solely in the form of additional shares of common stock). Furthermore, except to the extent in any instance approval is provided by the holders of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any subsidiary to do any of the foregoing, except that subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and except that nothing herein contained shall prevent the Corporation from:

                          (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock;

                          (ii) complying with any specific provision of the terms of the Series A Preferred Stock;

                          (iii) repurchasing any stock of a director, officer, employee or consultant subject to a shareholders' agreement, stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of termination of employment or of the consulting arrangement, or other similar discontinuation of relationship; or

                          (iv) redeeming or repurchasing any shares of common stock (or warrants or options for common stock) held by any holder of debt securities of the Corporation.

                 (c) Additional Dividends. After cumulative dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or set apart, in accordance with the provisions of this
                 Section 2, the Board may elect to declare additional dividends on the common stock, the holders of the Series A Preferred Stock having no right to participate therein.

         3.      Liquidation, Dissolution or Winding Up.

                 (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of any shares of common stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to $25.00 per share of Series A Preferred Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock) plus all accrued unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up.

                 (b) Pro Rata Payment. If upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series A Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series A Preferred Stock.

                 (c) Payments to Common Stockholders. After such payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred

                 Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the common stock.

                 (d) Reorganization, Merger or Consolidation. The provisions of this Section 3 and Section 5(f) shall not apply to any reorganization, merger or consolidation involving (i) only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (iii) an acquisition by merger, reorganization or consolidation, of which the Corporation is the surviving corporation and operates as a going concern, of another corporation incorporated in the United States.

                 (e) Distributions Other than Cash. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

         4.      Non-Voting Status of Preferred Stock.

                 (a) General. Except as provided herein or otherwise required by law, the entire voting power of the Corporation shall be vested in the holders of the shares of common stock and the holders of the shares of Series A Preferred Stock shall have no voting power including, without limitation, with respect to any proposed increase or decrease of the aggregate number of authorized shares of Preferred Stock, shall not have the right to participate in any meeting of stockholders and shall not be entitled to any notice of any such meeting and shall not be considered stockholders for the purpose of any election, meeting, consent or waiver of notice, under the provisions of any law now in force or which may hereafter be enacted.

                 (b) Director Election Right. Upon failure of the Corporation to pay accrued dividends on the Series A Preferred Stock or to declare and set apart a sum sufficient for the payment thereof, pursuant to Section 2 hereof, for four consecutive dividend periods, the number of directors constituting the Corporation's Board of Directors, at the request of the holders of a majority of the Series A Preferred Stock then outstanding, shall be increased from five to eleven by the amendment of the Corporation's By-laws by the Board of Directors to increase the aggregate number of directors to eleven by increasing the numbers of directors in each class by two. The vacancies created by this increase shall be filled with members designated by the holders of a majority of the outstanding shares of the Series A Preferred Stock, acting separately as a class, such six directors to be designated as of or as soon as practicable after the date such increase is effective. Each such additional director shall stand for reelection as of the date that other members of the class of which such director is a member stand for reelection and shall be subject to reelection or replacement solely at the option of the holders of a majority of the Series A Preferred Stock.

                          Any director elected by the holders of the Series A
                 Preferred Stock may be removed during his or her term of office, without cause, by and only by, the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Series A Preferred Stock.

                          Such increase in the number of directors constituting
                 the Corporation's Board of Directors and the right of the holders of the Series A Preferred Stock to appoint such additional directors shall continue following the date on which the increase is first effected until dividends have been declared and paid in accordance with Section 2 hereof for eight consecutive dividend periods.

         5. Conversion Rights. The shares of the Series A Preferred Stock shall be converted into shares of common stock in accordance with and subject to the following provisions:

                 (a) General. Subject to and in compliance with the provisions of this Section 5, the shares of the Series A Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of common stock. The number of shares of common stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be computed by dividing (a) the number of shares of Series A Preferred Stock to be converted times $25.00 per share, by (b) the Conversion Price (as defined in subsection (c) below).

                 (b) Effect of Conversion. Each conversion of Series A Preferred Stock will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing Series A Preferred Stock to be converted have been surrendered at the principal office of the Corporation. At such time as such conversion has been effected, the rights of the holder of such Series A Preferred Stock as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of common stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of common stock represented thereby.

                 (c) Conversion Price. The initial "Conversion Price" will be $0.40 per share. In order to prevent dilution of the conversion rights granted under this subdivision, the Conversion Price will be subject to adjustment from time to time as set forth in this Section 5; provided, however, that there will be no adjustment of the Conversion Price as a result of (i) issuances or deemed issuances of common stock for incentive or compensatory purposes to directors, officers and employees of, and consultants to, the Corporation and its subsidiaries which are from time to time approved by the Board of Directors, including, without limitation, grants of stock options and the issuance of common stock upon the exercise thereof ("Compensatory Stock"), (ii) any split, subdivision or combination of common stock into a different number of securities of the same class ("Split Stock"), or (iii) issuances or deemed issuances of common stock upon exercise or conversion, as the case may be, of warrants issued in connection with any debt of the Corporation or the Series A Preferred Stock ("Converted Stock", and together with Compensatory Stock and Split Stock the "Excluded Stock"). Anything herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 in such price; provided, however, that any adjustment which by reason of this sentence is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

                 (d) Adjustment of Conversion Price. If and whenever, after the date of issuance of the Series A Preferred Stock, the Corporation issues or sells, or in accordance with Section 5(e) is deemed to have issued or sold, any shares of its common stock (other than Excluded Stock) for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then forthwith upon such issuance or sale the Conversion Price will be reduced to the conversion price determined by dividing (i) the sum of (A) the product derived by multiplying the Conversion Price in effect immediately prior to such issuance or sale times the number of shares of common stock deemed outstanding immediately prior to such issuance or sale, plus (B) the consideration, if any, received or deemed received by the Corporation upon such issuance or sale, by (ii) the number of shares of common stock deemed outstanding immediately prior to such issuance or sale plus the number of shares of common stock issued or deemed to have been issued in such sale pursuant to this Section 5.

                 (e) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under
                 Section 5(d), the following will be applicable:

                          (1) Issuance of Rights or Options. If the Corporation in any manner grants, issues or sells any right, warrant or option to subscribe for or to purchase common stock or any stock or other securities convertible into or exchangeable for common stock (such rights, warrants or options being herein called "Options," and such convertible or exchangeable stock or securities being herein called "Convertible Securities") (other than Excluded Stock) and the price per share for which common stock is issuable upon the exercise of such Options or upon conversion or exchange of any such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting, issuance or sale of such Options, then the total maximum number of shares of common stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting of such Options for such price per share. For purposes of this Section, the "price per share for which common stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by
                          (B) the total maximum number of shares of common stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when common stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                          (2) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities (other than Excluded Stock) and the price per share for which common stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of common stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the "price per share for which common stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of common stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when common stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                          (3)     Change In Option Price or Conversion Rate.
                          If the purchase price provided for in any Option, the additional consideration (if any) payable upon the issue, conversion or exchange of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable for common stock change at any time, and such change is not due solely to the operation of anti-dilution provisions similar in nature to those set forth in this Section 5, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Security originally provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                          (4) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder will be adjusted to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                          (5) Calculation of Consideration Received. If any common stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor. If any common stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt. If any common stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving company, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving company as is attributable to such common stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash and securities will be determined jointly by the Corporation and the holders of a majority of the outstanding Series A Preferred Stock. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined by an independent appraiser jointly selected by the Corporation and the holders of a majority of the outstanding Series A Preferred Stock; provided if such parties are unable to reach agreement upon the selection of any independent appraiser within fifteen
                          (15) days after the Valuation Event, within twenty-five (25) days after the Valuation Event, the Corporation and the holders of a majority of Series A Preferred Stock then outstanding will each choose a qualified independent appraiser reasonably acceptable to the other party and each such appraiser will deliver in writing its determination of the fair value of such consideration. If the difference between the two appraisals is 10% or less of the lower amount, the fair value will be the average of such two appraisals. If the difference between the two appraisals is greater than 10% of the lower amount, the two appraisers will, within thirty-five
                          (35) days after the Valuation Event, jointly choose a third qualified independent appraiser. Within forty-five (45) days after the Valuation Event, the third appraiser will deliver its determination of fair value and the final determination of the fair value of such consideration will be equal to the average of the two (2) appraisals which are nearest to each other. The expenses of the appraisers will be paid one-half by the

                          Corporation and one-half by the holders of Series A Preferred Stock (pro rata based on the number of shares of Series A Preferred Stock held).

                          (6) Treasury Shares. The number of shares of common stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any subsidiary, and the disposition of any shares so owned or held will be considered an issue or sale of common stock.

                          (7) Record Date. If the Corporation takes a record of the holders of common stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in common stock, Options or Convertible Securities or (ii) to subscribe for or purchase common stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of common stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                 (f) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of common stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of common stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                 (g) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Corporation or the acquisition by the Corporation of other businesses where the Corporation survives as a going concern, as further provided in Section 3(b) hereof), or the sale of all or substantially all of the Corporation's capital stock or assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, consolidation or sale, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares of common stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

                 (h) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expense will furnish each holder of Series A Preferred Stock with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                 (i) Exercise of Conversion Privilege. To exercise its conversion obligations hereunder a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of common stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of common stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(i) in respect of any fraction of a share of common stock issuable upon such conversion.


                 (j) Cash in Lieu of Fractional Shares. No fractional shares of common stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of common stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the common stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

                 (k) Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expenses of the Corporation, a new certificate(s) representing the number of shares of Series A Preferred Stock which were not converted.

                 (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

                 (m) No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock.

         6. Optional Redemption. Commencing at any time on or after the second anniversary of the date of original issuance of the Series A Preferred Stock, the Corporation may, at its sole option, redeem all, but not less than all, outstanding shares of Series A Preferred Stock, at the price and on the terms stated in the following provisions:

                 (a) Series A Redemption Price. The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 6 shall be $25.00 per share of Series A Preferred Stock, plus all accrued and unpaid dividends, if any, whether or not earned or declared, on such share up to and including the date fixed for redemption (the "Series A Redemption Price").

                 (b) Adjustment of Series A Redemption Price. The Series A Redemption Price set forth in this Section 6 shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the preferred stock.

                 (c) Notice of Redemption. If the Corporation elects to redeem the outstanding shares of Series A Preferred Stock pursuant to this Section 6, notice to that effect shall be given to the then holders of the Series A Preferred Stock at least thirty (30) days prior to the redemption date set by the Board of Directors, which notice shall set forth the date fixed for redemption and the Series A Redemption Price. The notice shall also set forth the manner by which each holder of the Series A Preferred Stock is to surrender to the Corporation, and the place designated for such surrender, its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

                 (d) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the redemption notice received from the Corporation and thereupon the Series A Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate(s) shall be cancelled and retired.

                 (e) Dividend and Conversion Rights. From and after the date set for redemption as set forth in the notice provided by the Corporation to the holders of Series A Preferred Stock, no shares of Series A Preferred Stock shall be entitled to any further dividends pursuant to Section 2 hereof or to the conversion provisions set forth in Section 5 hereof.

         7. No Dilution or Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) will not transfer all or substantially all of its properties and assets to any other person (corporate or otherwise), or consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all the terms of the Series A Preferred Stock set forth herein.

         8. Notices of Record Date. In the event of: (a) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or (b) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (ii) the time, if any, that is to be fixed, as to when the holders of record of common stock (or other securities) shall be entitled to exchange their shares of common stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least five (5) days prior to the date specified in such notice on which such action is to be taken.

         9. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series A Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate; provided, however, that any transfer shall be subject to any applicable restrictions on the transfer of such shares and the payment of any applicable transfer taxes, if any, by the holder thereof.

         10. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate."

         B. The foregoing amendment was originally adopted by the Board of Directors of the Corporation on September 7, 1995, subject to approval by the shareholders of the Corporation of Article Fifth (B), and was ratified following receipt of shareholder approval on November 16, 1995. Shareholder action was not required.

         IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be duly executed by its duly authorized officers on the 4th day of December, 1995.


                                        SARNIA CORPORATION




                                        By   /S/ Charles I. Judkins, Jr.
                                          ------------------------------------
                                        Name:  CHARLES I. JUDKINS, JR.
                                        Title:  PRESIDENT



(CORPORATE SEAL)



ATTEST:



  /S/ Pamela J. John
- - ---------------------------
Secretary